As filed with the Securities and Exchange Commission on July 2, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NextPlat Corp

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	65-0783722 (I.R.S. Employer Identification Number)

3250 Mary St., Suite 410, Coconut Grove, FL (Address of Principal Executive Offices)	33133 (Zip Code)

NextPlat Corp 2021 Incentive Award Plan

NextPlat Corp Amended and Restated 2020 Equity Incentive Plan

Inducement Stock Option and Inducement Restricted Stock Awards

(Full title of the plans)

Charles M. Fernandez

Chief Executive Officer

3250 Mary St., Suite 410

Coconut Grove, FL 33133

(305) 560-5355

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Ralph V. De Martino, Esq.

Johnathan C. Duncan, Esq.

Marc Rivera, Esq.

ArentFox Schiff LLP

1717 K Street NW

Washington, DC 20006

Tel: (202) 724-6848

Fax: (202) 778-6460

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

NextPlat Corp, a Nevada corporation (the “Registrant”, “Company”, “NextPlat”, “us”, “our” or “we”), has prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register 3,396,571 shares of its common stock, $0.0001 par value per share, consisting of: (i) 1,197,971 shares available to be issued under the NextPlat Corp 2021 Incentive Award Plan (the “2021 Plan”) (including 295,000 shares underlying outstanding and unexercised options issued pursuant to the 2021 Plan (the “2021 Plan Options”); (ii) 573,600 shares available to be issued under the NextPlat Corp Amended and Restated 2020 Equity Incentive Plan (the “2020 Plan”) (including 523,000 shares underlying outstanding and unexercised options issued pursuant to the 2020 Plan) and (iii) 1,625,000 shares of common stock underlying options (the “Inducement Options”) granted as Inducement Awards (defined below) by the Company in order to induce the recipients to accept employment with the Company. The “Inducement Awards” consist of restricted common stock of the Company and options to purchase common stock of the Company that were granted outside of a shareholder approved stock or option plan pursuant to the Nasdaq “inducement grant” exception (Nasdaq Listing Rule 5635(c)(4)). The 2020 Plan and the 2021 Plan are referred to collectively herein as the “NextPlat Plans”.

The number of shares authorized under the 2021 Plan consists of 768,819 shares authorized at the inception of the 2021 Plan, plus 192,974 shares automatically added to the 2021 Plan on January 1, 2022, plus 1,002,119 shares automatically added to the 2021 Plan on January 1, 2023, and 589,442 shares automatically added to the 2021 Plan on January 1, 2024, pursuant to the terms of the 2021 Plan. As a result of the addition of these shares to the 2021 Plan, the aggregate number of shares authorized under the 2021 Plan is 2,553,354 shares. As a result of an amendment to the 2020 Plan authorized by the Company’s stockholders on December 16, 2021, the aggregate number of shares authorized under the 2020 Plan is 800,000 shares.

The Inducement Options consist of the following awards:

Award No.	Recipient	Title	Inducement Options	Exercise Price ($)	Agreement Date (effective date)	Expiration Date
1.	Douglas Ellenoff	Vice Chairman and Chief Business Development Strategist	1,500,000	5.35	9/9/2021	8/24/2026

2.	Robert Bedwell	Chief Compliance Officer	50,000	1.74	12/5/2022	11/7/2027
					(11/7/2022)

3.	Cecile Munnik	Chief Financial Officer	50,000	1.71	12/5/2022	11/14/2027
					(11/14/2022)

Award No.

1. Issued pursuant to that certain Stock Option Agreement, dated September 9, 2021, by and between Orbsat Corp and Douglas Ellenoff.

2. Issued pursuant to that certain Stock Option Agreement, dated December 5, 2022, and effective as of November 7, 2022, by and between the Company and Robert Bedwell.

3. Issued pursuant to that certain Stock Option Agreement, dated December 5, 2022, and effective as of November 14, 2022, by and between the Company and Cecile Munnik.

This registration statement also includes a reoffer prospectus prepared in accordance with Part I of Form S-3 (in accordance with Instruction C of the General Instructions to Form S-8) (the “Reoffer Prospectus”). The reoffer prospectus permits reoffers and resales of up to 2,161,200 shares of common stock by certain managers, officers and directors listed in the reoffer prospectus (the “Reoffer Shares”), who may be deemed “affiliates” of the Company, on a continuous or a delayed basis in the future. The Reoffer Shares constitute “control securities” or “restricted securities” that consist of (a) restricted stock issued prior to the filing of this registration statement that has vested or will vest pursuant to the NextPlat Plans or pursuant to Inducement Awards, and (ii) restricted stock that has been issued prior to the filing of this registration statement upon the exercise of options to purchase common stock awarded pursuant to the NextPlat Plans.

The Reoffer Shares consist of:

Awards under the 2020 Plan
Restricted Stock:	102,000 Shares
Restricted Stock Issued Upon the Exercise of Options:	84,200 Shares

Awards under the 2021 Plan
Restricted Stock:	1,275,000 Shares

Inducement Awards
Restricted Stock:	700,000 Shares

The reoffer prospectus does not contain all of the information included in the registration statement, certain items of which are contained in schedules and exhibits to the registration statement, as permitted by the rules and regulations of the Securities and Exchange Commission (the “SEC” or the “Commission”). Statements contained in the reoffer prospectus as to the contents of any agreement, instrument or other document referred to are not necessarily complete. With respect to each such agreement, instrument or other document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by this reference.

The number of shares of common stock included in the reoffer prospectus represents shares of common stock issuable to the Selling Stockholders pursuant to equity awards under the NextPlat Plans and the Inducement Awards granted to the Selling Stockholders and does not necessarily represent a present intention to sell any or all such shares of common stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Registrant shall deliver or cause to be delivered documents containing the information specified by Part I of this registration statement to (i) participants in the NextPlat Plans and (ii) recipients of those certain Inducement Awards referenced herein to which this registration statement relates, as specified in Rule 428(b)(1) promulgated by the Commission under the Securities Act. The Registrant is not filing such documents with the Commission, but these documents (along with the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II hereof) constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

REOFFER PROSPECTUS

NEXTPLAT CORP

Up to 2,161,200 shares of Common Stock under the NextPlat Corp 2021 Incentive Award Plan,

the NextPlat Corp Amended and Restated 2020 Equity Incentive Plan and Inducement Awards.

This prospectus relates to the resale of up to 2,161,200 shares (the “Shares”) of common stock, par value $0.0001 per share (the “Common Stock”), of NextPlat Corp, a Nevada corporation (“NextPlat”, the “Company”, “us”, “our” or “we”), which may be offered and sold from time to time by certain stockholders of the Company (the “Selling Stockholders”) who have acquired or will acquire such Shares as the result of (i) restricted stock awards that have vested or will vest pursuant to the NextPlat Corp 2021 Incentive Award Plan (the “2021 Plan”), the NextPlat Corp Amended and Restated 2020 Equity Incentive Plan (the “2020 Plan” together with the 2021 Plan, the “NextPlat Plans”) or pursuant to the below listed equity awards granted by the Company in order to induce the individuals to accept employment with the Company (“Inducement Awards”), or (ii) restricted stock issued upon the exercise of options to purchase common stock awarded pursuant to the NextPlat Plans. The Inducement Awards listed below consist of restricted common stock of the Company that were granted outside of a shareholder approved stock or option plan pursuant to the Nasdaq “inducement grant” exception (Nasdaq Listing Rule 5635(c)(4)).

The Inducement Awards to which this prospectus relates are as follows:

Recipient	Title	Shares	Agreement Date
Charles M Fernandez	Executive Chairman, Chief Executive Officer, Director	600,000	7/22/2022
Douglas Ellenoff	Vice Chairman and Chief Business Development Strategist	100,000	9/9/2021

The NextPlat Plan are intended to provide incentives which will attract, retain, and motivate highly competent persons such as officers, employees, directors, and consultants to our Company by providing them opportunities to acquire shares of our Common Stock. Additionally, the NextPlat Plans are intended to assist in further aligning the interests of our officers, employees, directors and consultants to those of the Company’s other stockholders, and inducement awards serve as a material inducement for the recipients to enter into employment with the Company.

The persons who are issued such Shares may include our directors and officers, certain of whom may be considered our “affiliates”. Such persons may, but are not required to, sell the Shares they acquire pursuant to this prospectus. If any additional awards are issued to or shares are purchased by affiliates under the NextPlat Plans, we will, to the extent required, file with the Securities and Exchange Commission (the “Commission”) a supplement to this prospectus naming such person as a selling stockholder and indicating the number of shares such person is offering pursuant to the prospectus. See “Selling Stockholders” on page 21 of this prospectus. Our Common Stock is currently traded on the Nasdaq Capital Market under the symbol “NXLP”. On July 1, 2024, the closing price for our shares on Nasdaq was $1.07 per share.

We will not receive any of the proceeds from sales of the Shares by any of the Selling Stockholders. The Shares may be offered from time to time by any or all of the Selling Stockholders through ordinary brokerage transactions, in negotiated transactions or in other transactions, at such prices as such Selling Stockholder may determine, which may relate to market prices prevailing at the time of sale or be a negotiated price. See “Plan of Distribution.” Sales may be made through brokers or to dealers, who are expected to receive customary commissions or discounts. We are paying all expenses of registration incurred in connection with this offering but the Selling Stockholders will pay all brokerage commissions and other selling expenses.

The Selling Stockholders and participating brokers and dealers may be deemed to be “underwriters” within the meaning of the Securities Act, in which event any profit on the sale of shares of those Selling Stockholders and any commissions or discounts received by those brokers or dealers may be deemed to be underwriting compensation under the Securities Act.

SEE “RISK FACTORS” BEGINNING ON PAGE 18 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN RISKS AND OTHER FACTORS THAT YOU SHOULD CONSIDER BEFORE PURCHASING OUR COMMON STOCK.

Neither the Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 2, 2024.

ABOUT THIS PROSPECTUS

This prospectus is filed in conjunction with a registration statement that we filed with the Securities and Exchange Commission (the “SEC” or the “Commission”). Under this registration process, the Selling Stockholders may from time to time offer and sell or otherwise dispose up to 2,161,200 shares of our common stock covered by this prospectus. As permitted by the rules and regulations of the Commission, the registration statement filed by us includes additional information not contained in this prospectus.

This prospectus and the documents incorporated by reference into this prospectus include important information about us, the securities being offered and other information you should know before investing in our securities. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or shares of common stock are sold or otherwise disposed of on a later date. It is important for you to read and consider all information contained in this prospectus, including the documents incorporated by reference therein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you under “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus.

You should rely only on this prospectus and the information incorporated or deemed to be incorporated by reference in this prospectus. We have not, and the Selling Stockholder have not, authorized anyone to give any information or to make any representation to you other than those contained or incorporated by reference in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Unless otherwise indicated, information contained or incorporated by reference in this prospectus concerning our industry, including our general expectations and market opportunity, is based on information from our own management estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. In addition, assumptions and estimates of our and our industry’s future performance are necessarily uncertain due to a variety of factors, including those described in “Risk Factors” beginning on page 18 of this prospectus. These and other factors could cause our future performance to differ materially from our assumptions and estimates.

Certain Defined Terms and Conventions

Unless otherwise indicated, references in this prospectus to:

●	“shares,” “common shares,” and “common stock” are to shares of our common stock, par value $0.0001 per share.

●	“US$” and “U.S. dollars” are to the legal currency of the United States.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the information in this prospectus, any prospectus supplement, and the documents we incorporate by reference contains forward-looking statements within the meaning of the federal securities laws. You should not rely on forward-looking statements in this prospectus, any prospectus supplement, or the documents we incorporate by reference. Forward-looking statements typically are identified by use of terms such as “anticipate,” “believe,” “plan,” “expect,” “future,” “intend,” “may,” “will,” “should,” “estimate,” “predict,” “potential,” “continue,” and similar words, although some forward-looking statements are expressed differently. This prospectus, any prospectus supplement, and the documents we incorporate by reference may also contain forward-looking statements attributed to third parties relating to their estimates regarding the growth of our markets. All forward-looking statements address matters that involve risks and uncertainties, and there are many important risks, uncertainties and other factors that could cause our actual results, as well as those of the markets we serve, levels of activity, performance, achievements and prospects to differ materially from the forward-looking statements contained in this prospectus, any prospectus supplement, and the documents we incorporate by reference. You should also consider carefully the statements under “Risk Factors” and other sections of this prospectus, any prospectus supplement, and the documents we incorporate by reference, which address additional facts that could cause our actual results to differ from those set forth in the forward-looking statements. We caution investors not to place significant reliance on the forward-looking statements contained in this prospectus, any prospectus supplement, and the documents we incorporate by reference. We undertake no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise.

PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus and the documents incorporated herein by reference and does not contain all of the information that you need to consider in making your investment decision. You should carefully read the entire prospectus, including the risks of investing in our securities discussed under “Risk Factors” beginning on page 18 of this prospectus, the information incorporated herein by reference, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part. All references in this prospectus to “we,” “us,” “our,” “NextPlat,” the “Company” and similar designations refer to NextPlat Corp. (formerly Orbsat Corp), unless otherwise indicated or as the context otherwise requires.

Our Company

Overview

NextPlat is a global e-commerce and healthcare company. Our e-commerce venues form an effective global network serving thousands of consumers, enterprises, and governments. Our healthcare business is focused on improving the lives of patients with complex chronic diseases through a patient and provider engagement and their partnerships with payors, pharmaceutical manufacturers, and distributors, offering a broad range of solutions to address the dispensing, delivery, dosing, and reimbursement of clinically intensive, high-cost drugs.

Segments

We operate in two segments: our e-Commerce Business and our Healthcare Business.

Our e-Commerce Business

Leveraging the e-commerce experience of our management team and our existing e-commerce platforms, the Company has embarked upon the rollout of a state-of-the-art e-commerce platform to collaborate with businesses to optimize their ability to sell their goods online, domestically, and internationally, and enabling customers and partners to optimize their e-commerce presence and revenue, which we expect will become the focus of the Company’s business in the future. Historically, the business of NextPlat has been the provision of a comprehensive array of Satellite Industry communication services, and related equipment sales. As detailed in Online Storefronts and E-Commerce Platforms below, the Company operates two main e-commerce websites as well as 25 third-party e-commerce storefronts on platforms such as Alibaba, Amazon, OnBuy, and Walmart. These e-commerce venues form an effective global network serving thousands of consumers, enterprises, and governments. We are actively pursuing distribution, marketing and license arrangements and joint ventures with companies that could distribute their products through our e-commerce platform. We may also seek to joint venture with or purchase part or all of businesses that manufacture or distribute products, particularly those that we believe we could market through our e-commerce platform, as well as business that could enhance our e-commerce platform.

Communications Products and Services

Through our legacy Global Telesat Communications Ltd and Orbital Satcom Corp business units, we provide Mobile Satellite Services (“MSS”) solutions to fulfill the growing global demand for satellite-enabled voice, data, personnel and asset tracking, Machine-to-Machine (M2M) and Internet of Things (IoT) connectivity services. We provide these solutions for businesses, governments, military, humanitarian organizations, and individual users, enabling them to communicate, connect to the internet, track and monitor remote assets and lone workers, or request SOS assistance via satellite from almost anywhere in the world, even in the most remote and hostile of environments. As we proceed to grow and enhance our e-commerce business and product offerings, we will consider whether we should retain our Global Telesat Communications Ltd and Orbital Satcom Corp business units, or whether we should sell or spin them off.

We provide voice, data communications, IoT and M2M services via Geostationary and Low Earth Orbit (“LEO”) satellite constellations and offer reliable connectivity in areas where terrestrial wireless or wireline networks do not exist or are limited, including remote land areas, open ocean, airways, the polar regions and regions where terrestrial networks are not operational, for example due to political conflicts and natural or man-made disasters.

We have expertise and long-term experience in providing tracking and monitoring services via satellite, specifically through the Globalstar Low Earth Orbit satellite network. We own unique network infrastructure devices, known as appliqués, which are in various Globalstar ground stations around the world and provide the signal receipt and processing technology that enables and powers the Globalstar simplex data service. Our ownership of these appliqués provides us with competitive access to the global simplex data service which addresses the market demand for a small and cost-effective solution for sending data, such as geographic coordinates, from assets or individuals in remote locations to a central monitoring station and is used in numerous applications such as tracking vehicles, asset shipments, livestock, and monitoring unattended remote assets. In addition, we also provide tracking and monitoring solutions using Automatic Identification System (AIS), 2G-5G, Push-to-Talk and two-way radio technology.

We generate revenue from both the provision of services and the sale of equipment. Higher margin recurring service revenue from the sale of monthly, annual, and prepaid airtime or messaging plans has historically represented an increasing proportion of our revenue, and we expect that trend to continue as we introduce new products requiring associated airtime or messaging plans.

We provide our products and services directly to end users and reseller networks located both in the United States and internationally through our subsidiaries, U.S. based Orbital Satcom Corp (“Orbital Satcom”) and U.K. based Global Telesat Communications Limited (“GTC”). We have a physical presence in the United States and the United Kingdom, as well as an ecommerce storefront presence in 18 countries across 5 continents. We have a diverse geographical customer base having provided solutions to more than 50,000 customers located in more than 165 countries across most every continent in the world.

MSS Products

Our MSS products rely on satellite networks for voice, data and tracking connectivity and thus are not reliant on cell towers or other local infrastructure. As a result, our MSS solutions are suitable for recreational travelers and adventurers, government and military users, and corporations and individuals wishing to communicate or connect to the internet from remote locations, or in the event of an emergency such as a power outage, following a hurricane or other natural disaster during which regular cell phone, telephone and internet service may not be available.

Our satellite communications products enable users to make voice calls, send and receive text messages and emails, and transmit GPS location coordinates from virtually anywhere on the planet, no matter how remote the location and regardless of the availability of local communication infrastructure. Our range of satellite data products allows users around the world to connect to the internet, stream live video, and communicate via voice and data applications.

We are a provider of GPS enabled emergency locator distress beacons that can save lives, on land and at sea. Our distress beacons enable essential communication between our customers and search and rescue organizations during emergency situations and pinpoint locational information to Search and Rescue services, essential during an emergency.

We provide a wide range of satellite tracking devices used to monitor the location, movements, and history of almost anything that moves. We specialize in offering satellite tracking services through the Globalstar satellite network and have supplied tens of thousands of tracking devices which are used around the world to locate lone workers, track shipping containers, livestock, vehicles, and vessels along with many other types of assets.

The first product launched by the Company, SolarTrack, is a compact, lightweight, IoT tracking device powered by the sun and operating on one of the most modern satellite networks in the world. It is designed for tracking and monitoring anything that moves, or any remote asset used outdoors, almost anywhere in the world and we anticipate strong demand from customers looking for a low cost, low maintenance tracking device to monitor remote assets.

Mapping and Tracking Portal

Our advanced subscription-based mapping and tracking portal, GTCTrack, is available for use by registered customers who pay a monthly fee to access it. This mapping portal provides a universal and hardware-agnostic, cloud-based data visualization and management platform that allows managers to track, command, and control assets in near-real-time. Asset location reports including position, speed, altitude, heading and past location and movement history reports for a wide range of tracking devices and other products sold by us are available through GTCTrack.

Online Storefronts and E-Commerce Platforms

We operate two e-commerce websites offering a range of MSS products and solutions through our subsidiaries, Orbital Satcom, which targets customers in North and South America, and GTC which targets customers in the UK, EU, Middle East, Asia and the rest of the world. These websites produce sales and attract enquiries from customers and potential customers from all around the world. Over the long term, we plan to develop additional country-specific websites to target customers in South America, Asia and Europe where we anticipate there will be substantial further demand for our products.

In addition to our two main e-commerce websites, we make portable satellite voice, data and tracking solutions easier to find and buy online through our various third-party e-commerce storefronts such as Alibaba, Amazon, OnBuy and Walmart. We currently operate 25 storefronts across various countries on 5 continents. We have invested in personnel to translate our listings correctly in the different countries we are represented in and intend to regularly improve and increase our listings on all e-commerce sites. We currently have more than 10,000 product listings on all third-party sites and invest significantly in inventory to hold at Amazon’s various fulfillment centers around the world to ensure that orders are shipped to customers as quickly as possible. The products include handheld satellite phones, personal and asset tracking devices, portable high-speed broadband terminals, and satellite Wi-Fi hotspots. Our Amazon online marketplaces represented approximately 51.6% and 54.3% of total sales for the years ended December 31, 2023, and 2022, respectively and we anticipate that these marketplaces will continue to represent a significant portion of our sales for the foreseeable future. Our e-commerce storefronts enable us to attract a significantly diversified level of sales from all over the world, ensuring we are not overly reliant on any single market or sector for our sales revenue. Furthermore, many products we sell require subscription-based services which allow us to increase our recurring revenue airtime sales.

With consumer behavior drastically changing because of COVID-19, e-commerce traffic witnessed double-digit gains in 2021 and 2020, respectively, as stores closed, and shoppers used digital options. This significant change in consumer shopping habits resulted in a substantial increase of U.S., EU and U.K. consumers electing to shop online. Starting in 2021, senior management of the Company invested in a comprehensive systems upgrade project with the goal of building a state-of-the-art e-commerce platform. This implementation is substantially complete, and the Company is collaborating with businesses to optimize their ability to sell their goods online, domestically, and internationally, enabling customers and partners to optimize their e-commerce presence and revenue.

Industry and Market of our e-Commerce Operations Business

We compete in the mobile satellite products and services sector of the global communications industry. The products and airtime that we sell are intended to meet users’ needs for connectivity in all locations where existing terrestrial wireline and wireless communications networks do not exist, do not provide sufficient coverage, or are impaired. Government organizations, including military and intelligence agencies and disaster response agencies, non-governmental organizations and industrial operations and support teams depend on mobile voice and data satellite communications products and services on a regular basis. Businesses with global operations require reliable communications services when operating in remote locations around the world. Mobile satellite services users span many sectors, including emergency services, maritime, aviation, government, utilities, oil and gas, mining, recreation, forestry, heavy equipment, construction, and transportation, among others. We believe many of our customers view satellite communications products and services as critical to their daily operations.

There is we believe a fast growing, multi-billion-dollar global market for a small and cost-effective solution for receiving and processing mobile voice and data communications from remote locations used in applications such as tracking vehicles or asset shipments, monitoring unattended remote assets or mobile security. Over the past two decades, the global mobile satellite services market has experienced significant growth. Increasingly, better-tailored, improved-technology products and services are creating new channels of demand for mobile satellite services. Growth in demand for mobile satellite voice services is driven by the declining cost of these services, the diminishing size and lower costs of the devices, as well as heightened demand by governments, businesses and individuals for ubiquitous global voice and data coverage. We believe our solutions are ideally suited for industries such as maritime, aviation, government/military, emergency/humanitarian services, mining, forestry, oil and gas, heavy equipment, transportation and utilities, as well as recreational users. We do not tailor our products and services to different types of customers as in our experience military, non-profit, government and recreational users tend to purchase the same types of products and services.

Competition to our e-Commerce Operations Business

The global satellite communications industry is highly competitive. In certain regions, such as North America, we currently face substantial competition from other service providers that offer a range of mobile and fixed communications options. In other regions, such as the UK and EU, we have a strong presence and are one of the leading providers of satellite communicators, emergency locator beacons and satellite tracking devices. We compete primarily on the basis of coverage, quality, portability, pricing and in the case of our e-commerce storefronts, availability of services and products.

The competitors for our satellite telecommunications services and products are other resellers of leading satellite networks such as Iridium, Inmarsat, Thuraya and Globalstar, some of which are also our suppliers. We expect the competition for our satellite telecommunications services and our satellite tracking and monitoring services to increase significantly as market demand accelerates.

We believe that we are well positioned to compete for the satellite telecommunications services business largely on a cost basis and our global e-commerce presence, which makes products more accessible to buy as compared to more traditional methods of purchasing e.g., bricks and mortar storefronts.

Our competitive strengths

We believe that the following strengths contribute to our success:

●	Our global presence enables us to compete in various markets around the world, with our multi-lingual personnel allowing us to respond to global customer inquiries with 24/7/365 customer support.

●	Our significant expertise in global e-commerce sales allows us to maintain a competitive advantage over traditional methods of purchase through “brick and mortar” stores.

●	Our significant levels of inventory stored in fulfillment centers around the world enable us to quickly secure customer orders against competitors who may not hold available inventory.

●	Economies of scale of a leading provider of MSS product allows us to offer competitive prices for our products.

●	Long-term contracts and experience with Globalstar allow us to compete competitively on satellite tracking opportunities.

●

A diverse customer base with no single customer representing more than 3.0% of our annual gross sales revenue, and no single country representing more than 33% of our gross annual sales revenue as of December 31, 2023. This diversification reasonably permits the Company not to rely on any single customer, or group of customers, on any single product line, or any specific geographic area. Our Amazon sales represent the majority of our sales effort in the last 24 months.

Our business strategy

We intend to achieve our mission and further grow our business by pursuing the following strategies:

●	Increased product offerings - we are constantly increasing our product lines and offerings and will continue to do so in the future.

●	Marketplace expansion – We intend to open new global e-commerce storefronts around the world to develop sales in new markets.

●

Government sourced revenue - We intend to target US government/GSA sales which have not historically represented a significant part of our sales revenue. We will also recruit experienced government sales professionals to assist with this plan. We plan to become an approved seller on the US Government’s GSA Schedule, which gives federal, and in some cases state and local buyers, access to a great number of commercial products and services at negotiated ceiling prices. Schedule purchases represent approximately 21% of overall federal procurement spending.

●

Product innovation - We will continue to launch our own innovative branded products, such as our SolarTrack solar powered satellite tracking device, to differentiate us and gain a competitive edge over other MSS suppliers.

●	Future acquisitions - We will seek suitable acquisition opportunities to further increase our scale, expand sales and access new markets and sectors.

●	E-Commerce Platforms - Expanding beyond our current global network of online storefronts serving thousands of consumers, enterprises, and governments.

Our Healthcare Operations Business

Our healthcare operations, which are run through our subsidiary, Progressive Care Inc. and its wholly-owned subsidiaries, offers personalized healthcare services and technology that provides prescription pharmaceuticals and risk and data management services to healthcare organizations and providers. Pharmco provides prescription pharmaceuticals, compounded medications, tele-pharmacy services, anti-retroviral medications, medication therapy management, the supply of prescription medications to long-term care facilities, contracted pharmacy services for 340B covered entities under the 340B Drug Discount Pricing Program, and health practice risk management. Through Pharmco, LLC doing business as Pharmcorx (“Pharmco 901”) and Pharmcorx LTC, Touchpoint RX, LLC doing business as PharmcoRx 1002, LLC (“Pharmco 1002”), Family Physicians RX, Inc. doing business as PharmcoRx 1103 and PharmcoRx 1204 (“FPRX” historically or “Pharmco 1103” and “Pharmco 1204”) (pharmacy subsidiaries collectively referred to as “Pharmco”) we also offer certain disease testing and vaccinations.

We offer services in a variety of languages, including English, Spanish, French, Creole, Portuguese, Ukrainian and Russian.

Our services are designed to provide satisfaction across all medication stakeholders and enhance loyalty and key performance metrics. We offer value-added services at no additional charge including prior authorization assistance, same-day home-medication delivery, on site provider consultation services, primary care reporting and analytics, and customized packaging solutions. The pharmacies accept most major insurance plans and provide access to co-pay assistance programs to income qualified patients, discount and manufacturer coupons, and competitive cash payment options.

Products and Services

We enhance patient adherence to complex drug regimens, collect and report data, and ensure effective dispensing of medications to support the needs of patients, providers, and payors. Our patient and provider support services ensure appropriate drug initiation, facilitate patient compliance and adherence, and capture important information regarding safety and effectiveness of the medications that we dispense.

Pharmco is rated by pharmacy benefit managers (“PBMs”) based on its ability to adequately supply chronic care medications to patients during a measurement period. This score is then compared to the scores of other pharmacies in the network at which point a relative rating is issued. For the year ended December 31, 2023, per EQuIPP®, a performance information management tool that provides standardized, benchmarked data to help shape strategies and guide medication-related performance improvement, our performance score was Five Stars, ranking our pharmacy among the top pharmacies in the U.S. Primary care physicians may refer patients to pharmacies that have high performance scores, though patients retain the right to have their prescriptions dispensed by a network of pharmacies of their choice.

Through our wholly owned subsidiary, ClearMetrX, we offer data management and reporting services to support health care organizations. There are substantial restrictions in federal and state laws on the use and sharing of patient data and ClearMetrX is in compliance with such laws. The ClearMetrX offerings include data management and Third-Party Administration (“TPA”) services for 340B covered entities, pharmacy data analytics, and programs to manage HEDIS Quality Measures including Medication Adherence. These offerings cater to the glaring need for frontline providers to understand best practices, patient behaviors, care management processes, and the financial mechanisms behind these decisions. We provide data access and actionable insights that providers and support organizations can use to improve their practice and patient care.

Pharmco also provides contracted pharmacy services for 340B covered entities under the 340B Drug Discount Pricing Program. Under the terms of these agreements, we act as a pass through for third-party payor reimbursements on prescription claims adjudicated on behalf of each 340B covered entity and receive a dispensing fee per prescription. These dispensing fees vary by the 340B covered entity and the level of service provided by us.

For our long-term care (“LTC”) customers, Pharmco provides purchasing, repackaging and dispensing of both prescription and non-prescription pharmaceutical products. Pharmco utilizes a unit-of-dose packaging system as opposed to the traditional vials as this method of distribution is the industry best practice standard. Pharmco is equipped for various types of unit-of-dose packaging options to meet the needs of LTC patients and retail customers. Pharmco uses the same robotic packaging systems currently used by chain, mail order, and large-scale pharmacies. Pharmco also provides computerized maintenance of patient prescription histories, third-party billing and consultant pharmacist services. Pharmco’s consultant pharmacist services consist primarily of evaluation of monthly patient drug therapy and monitoring the LTC institution’s drug distribution system.

Medication therapy management (“MTM”) involves review and adjustment of prescribed drug therapies to improve patient health outcomes for patients with multiple prescriptions. This process includes several activities such as performing patient assessments, creating medication treatment plans, monitoring the effectiveness of and adherence to prescribed therapies, and delivering documentation of these services to the patient’s physician to coordinate comprehensive care.

Distribution Methods

We currently deliver prescriptions throughout Florida and ship medications to residents in those states where we hold non-resident pharmacy licenses. We currently hold Florida Community Pharmacy Permits at all Florida pharmacy locations and our Pharmco 901 location is licensed as a non-resident pharmacy in the following states: Arizona, Colorado, Connecticut, Georgia, Illinois, Minnesota, Nevada, New Jersey, New York, Pennsylvania, Texas, and Utah. We can dispense to patients in the state of Massachusetts without a non-resident pharmacy license because Massachusetts does not require such a license for these activities.

Pharmco subsidiaries are full-service retail specialty services pharmacies that offer same-day free delivery within Florida.

Industry and Market of our Healthcare Operations Business

Pharmacy operations

The retail pharmacy and pharmaceutical wholesale industries are highly competitive and dynamic and have experienced consolidation and an evolving competitive landscape in recent years. Prescription drugs play a significant role in healthcare, constituting a first line of treatment for many medical conditions. New and innovative drugs will improve quality of life and control healthcare costs. In light of accelerating usage of mail order and delivery-based services, both before and after the global COVID-19 pandemic, we believe the market for personalized and convenient care access is increasing. We have provided same-day and next-day home delivery services since the beginning of our operations. We are well positioned in Florida to gain additional market share among a broad demographic of patients due to our high-performance scores and value-added services. Additionally, we value opportunities that create strategic partnerships, acquire synergistic operations and expand current operations to round out pharmacy capabilities which could potentially include, but are not limited to, specialty medications, sterile compounding, and mail-order.

Data management services

The latest trend in healthcare is to use data to improve patient outcomes and quality of life – a practice known as “Applied Health Analytics”. “Data analytics” refers to the practice of aggregating large data sets and analyzing them to draw important insights and recommendations. This process is increasingly aided by new software and technology that facilitates the examination of large volumes of data to detect hidden information.

A key objective within organizations with access to large data collections is to harness the most relevant data and use it to optimize decision making. ClearMetrX developed the 340MetrX platform that retrieves dispensing pharmacy data to provide physicians and 340B covered entities with valuable and insightful reports and analytics to manage their operations.

We also serve the following key constituents, to benefit our patients:

Physicians and Health Systems: Our team works with physician offices to manage prior-authorization and other requirements of managed care organization requirements, such as denial and appeal process, to ensure that complicated administrative tasks do not impair the delivery of quality patient care. We provide risk evaluation services, implement risk mitigation strategies, and collect patient adherence data to provide physicians and health systems with enhanced visibility. Our tools and processes improve physician performance metrics which in turn results in enhanced profitability of the physicians’ practices.

Payors: We manage prescription regimens for chronically ill populations and help payors, including health insurance plans and PBMs, reduce costs through patient care management, reduction in readmission rates, decreased acute care spending for chronic care conditions, formulary compliance, and implementation of lowest cost-effective alternative therapies.

Virtual Healthcare Services and Healthcare Technologies

Virtual healthcare services, or Telehealth, is a growing segment of the healthcare sector. It involves remotely exchanging patient data between locations for the purposes of obtaining assistance in monitoring and diagnosing. Telehealth allows the healthcare practitioner to easily offer their services on consultation, care management, diagnosis, and self-management services using information and communication technologies. These services are being offered through various modes of delivery, such as on-premises, web-based, and cloud-based delivery. A growing population over the age of 65, the increase in the number of chronic diseases, and a rise in demand for home monitoring devices are the major drivers which are likely to aid the growth of the telehealth market.

In the current environment, healthcare information is increasingly fragmented with numerous electronic healthcare record platforms, virtual care systems, pharmacy software, and data silos and transmitters which lack fundamental integration. Healthcare stakeholders are often at odds about proper care techniques and this lack of alignment increases burdens on providers and patients alike and is associated with decreasing satisfaction with healthcare services and negative health outcomes.

Growth Strategy

We plan to grow our healthcare operations business by executing on the following key growth strategies:

Data Management Services. We believe that data management for frontline and independent providers, 340B covered entities, and pharmacies will have increasing importance as health systems evolve to become virtual and digitized. Increasing focus on performance, margins, and quality, means that our models and platforms will have strategic value through our roots in day-to-day care management. Data management services will become an increasing driver of growth and development for us with its higher margins and diverse monetization pathways.

Invest in Sales and Marketing. We are based in South Florida and will continue to grow our dispensing operations throughout the state, and there are opportunities to expand geographically throughout the rest of the country. Our data management services and health IT services can be used by customers across the U.S. and we expect to continue to invest in sales and marketing efforts for these services.

Selectively Pursue Growth Through Strategic Acquisitions. We believe the specialty pharmacy industry is highly fragmented and provides numerous opportunities to expand through acquisitions. While we will continue to focus on growing our business organically, we believe we can opportunistically enhance our competitive position through complementary acquisitions in both existing and new markets. We plan to selectively evaluate potential acquisition opportunities in other therapeutic categories, services, and technologies with the goal of preserving our culture, optimizing patient outcomes, enhancing value to other constituents, and building long-term value for our shareholders.

Competition to our Healthcare Operations Business

Competitive Strengths

We believe we are well positioned to continue to increase our market share based on the following competitive strengths:

Adding value to all constituents. The value we deliver to all constituents is based upon our thousands of daily patient interactions. We help patients adhere to complicated medication therapies, process refills, manage any side effects, and manage any insurance concerns ensuring that they get the best standard of care. The clinical efficacy of drug therapies, especially for acute and chronic conditions, is typically enhanced when patients precisely follow the prescribed treatment regimens, including dosing and frequency.

Performance. Pharmacies are measured against their peers to improve quality of patient care. We have dedicated staff to track performance metrics, ensuring high comparative adherence rates. Across the population, an average 50% of patients are adherent to prescribed medication protocols. We believe our high adherence rates are due to, among other things, our model of proactive patient engagement, direct communication with and connections to healthcare stakeholders, our patient training and education, patient behavior analysis and medication coaching, compliance packaging, tracking timing of refills, free home delivery, and language support. We also help identify third-party funding support programs to help cover expensive out-of-pocket costs.

Clinically trained operational professionals. Our licensed pharmacists and technicians have been trained on our patient care model and data management tools to conduct a full healthcare evaluation. These healthcare professionals not only dispense medications, but also analyze patients’ needs, behaviors, lifestyles, healthcare services providers, and payor resources to optimize the medication therapies received. Our staff conducts this full healthcare evaluation while also communicating necessary care information to authorized providers and caregivers before medications are dispensed, which differentiates our pharmacy operations from our competitors’ models.

Lean and nimble operational strategy. Healthcare is an industry where best practices are continuously evolving. With increasing emphasis on reducing healthcare costs which puts pressure on gross margins, we have identified new trends and opportunities pivoting to business processes better suited to future environments. Additionally, we have focused on diversifying our revenue streams within the pharmacy industry to identify complementary and associated revenue opportunities to keep the operation one step ahead of market forces.

Diversity and cultural awareness. We represent the fabric of the community from which we originate. Our employees consist of diverse faiths, races, ethnic origins, and sexual orientations. This provides us with the unique ability to speak the language that our patients and providers speak. It has also allowed us to be innovative in our approach to healthcare by leveraging the broad perspectives of our team to challenge our methodologies and be responsive to the unique needs of our patients, clients, and customers.

Competitive Positions and Methods of Competition

We compete with national and independent retail drug stores, supermarkets, convenience stores, mail order prescription providers, discount merchandisers, membership clubs, health clinics, provider dispensaries, and internet pharmacies. Competition is based on several factors including store location and convenience, customer service and satisfaction, product selection and variety, and price. Our primary competitive advantages lie in providing personalized service to the patients and facility operators, selectively adding labor saving and compliance enhancing processes and carrying inventory to provide rapid delivery of all pharmaceutical needs, free home delivery services, and data management and analytics.

In the United States, the provision of healthcare services of any kind is highly competitive. Our ability to recruit qualified personnel, attract new institutional and retail clients, and expand the reach of our pharmacy operations relies on our ability to quickly adapt to changing societal attitudes, market pressure, and government regulation.

We face substantial competition within the pharmaceutical healthcare services industry and in the past year have seen even more consolidation. We expect to see this trend continue in the coming year and it is uncertain what effect, if any, these consolidations will have on us or the industry. The industry includes several large, well-capitalized companies with nationwide operations and capabilities in the specialty services and PBM services arenas, such as CVS Caremark, Express Scripts, Humana, Walgreens, Optum, MedImpact Healthcare Systems and many smaller organizations that typically operate on a local or regional basis. In the Specialty Pharmacy Services segment, we compete with several national and regional specialty pharmacy companies that have substantial financial resources and which also provide products and services to the chronically ill, such as CVS Caremark, Express Scripts, Humana, Optum and Walgreens.

Some of our pharmacy service competitors are under common control with, or are owned by, pharmaceutical wholesalers and distributors or retail pharmacy chains and may be better positioned with respect to the cost-effective distribution of pharmaceuticals. Some of our primary competitors, such as Omnicare and Walgreens, have a substantially larger market share than our existing market share. Moreover, some of our competitors may have secured long-term supply or distribution arrangements for prescription pharmaceuticals necessary to treat certain chronic disease states on price terms substantially more favorable than the terms currently available to us. Because of such advantageous pricing, we may be less price competitive than some of these competitors with respect to certain pharmaceutical products.

Intellectual Property

Our success and ability to compete depends in part on our ability to maintain our trade secrets. All of our employees and consultants are subject to non-disclosure agreements and other contractual provisions to establish and maintain our proprietary rights.

Regulatory Matters

Government contract laws and regulations affect how we will do business with our customers, and in some instances, will impose added costs on our business. A violation of specific laws and regulations could result in the imposition of fines and penalties, and the termination of any contracts, or the inability to bid on future contracts. We intend our Orbital Satcom subsidiary to become qualified as a government contractor. Our products may also be subject to regulation by the National Telecommunications and Information Administration and the Federal Communications Commission that regulate wireless communications.

Government approval is necessary to open any new pharmacy or other health services location.

Effect of Existing or Probable Governmental Regulations

As a participant in the healthcare industry, our operations and relationships are subject to federal and state laws and regulations and enforcement by federal and state governmental agencies. Various federal and state laws and regulations govern the purchase, dispensing or distribution, and management of prescription drugs and related services we provide and may affect us. We believe that we are in substantial compliance with all legal requirements material to our operations.

We conduct ongoing educational programs to inform employees regarding compliance with relevant laws and regulations and maintain a formal reporting procedure to disclose possible violations of these laws and regulations to the Office of Inspector General (“OIG”) of the U.S. Department of Health and Human Services.

Professional Licensure. Pharmacists, pharmacy technicians and certain other health care professionals employed by us are required to be individually licensed or certified under applicable state law. We perform searches in criminal, federal and state exclusion lists, and other background checks on employees and are required under state licensure to ensure that our employees possess all necessary licenses and certifications. We believe that our employees comply in all material respects with applicable licensure laws.

State laws require that each pharmacy location be licensed as an in-state or non-resident pharmacy to dispense pharmaceuticals in that state. State controlled substance laws require registration and compliance with state pharmacy licensure, registration or permit standards promulgated by the state’s pharmacy licensing authority. Such standards often address the qualification of an applicant’s personnel, the adequacy of its prescription fulfillment and inventory control practices and the adequacy of its facilities. In general, pharmacy licenses are renewed annually or biennial according to state laws. We believe that our pharmacies’ present and future locations comply with all state licensing laws applicable to these businesses. If our pharmacy locations become subject to additional licensure requirements, are unable to maintain their required licenses or if states place burdensome restrictions or limitations on pharmacies, our ability to operate in the state would be limited, which could have an adverse impact on our business.

Other Laws Affecting Pharmacy Operations. We are subject to federal and state statutes and regulations governing the operation of pharmacies, repackaging of drug products, wholesale distribution, dispensing of controlled substances, medical waste disposal, and clinical trials. Federal and state statutes and regulations govern the labeling, packaging, advertising and adulteration of prescription drugs and the dispensing of controlled substances. Federal and state-controlled substance laws require us to register our pharmacies with the U.S. Drug Enforcement Administration (“DEA”) and to comply with security, record keeping, inventory control, labeling standards and other requirements to dispense controlled substances.

Food, Drug and Cosmetic Act. Certain provisions of the federal Food, Drug and Cosmetic Act govern the handling and distribution of pharmaceutical products. This law exempts many pharmaceuticals and medical devices from federal labeling and packaging requirements if they are not adulterated or misbranded and are dispensed in accordance with, and pursuant to, a valid prescription. We believe that we comply in all material respects with all applicable requirements.

Anti-Kickback Laws. Subject to certain statutory and regulatory exceptions (including exceptions relating to certain managed care, discount, bona fide employment arrangements, group purchasing and personal services arrangements), the federal “anti-kickback” law prohibits the knowing and willful offer or payment of any remuneration to induce the referral of an individual or the purchase, lease or order (or the arranging for or recommending of the purchase, lease or order) of healthcare items or services paid for in whole or in part by Medicare, Medicaid or other government-funded healthcare programs (including both traditional Medicaid fee-for-service programs as well as Medicaid managed care programs). Violation of the federal anti-kickback statute could subject us to criminal and/or civil penalties including suspension or exclusion from Medicare and Medicaid programs and other government-funded healthcare programs for not less than five years, or the imposition of civil monetary penalties. Exclusion from any of these programs or sanctions of civil monetary penalties could have a material adverse impact on our operations and financial condition.

The federal anti-kickback law has been interpreted broadly by courts, the OIG of the U.S. Department of Health and Human Services (“HHS”), and other administrative bodies. Because of the broad scope of those statutes, federal regulations establish certain safe harbors from liability. Safe harbors exist for certain properly reported discounts received from vendors, certain investment interests held by a person or entity, and certain properly disclosed payments made by vendors to group purchasing organizations, as well as for other transactions or relationships. Nonetheless, a practice that does not fall within a safe harbor is not necessarily unlawful but may be subject to scrutiny and challenge. In the absence of an applicable exception or safe harbor, a violation of the statute may occur even if only one purpose of a payment arrangement is to induce patient referrals or purchases. Among the practices that have been identified by the OIG as potentially improper under the statute are certain “product conversion” or “switching” programs in which benefits are given by drug manufacturers to pharmacists or physicians for changing a prescription (or recommending or requesting such a change) from one drug to another. Anti-kickback laws have been cited as a partial basis, along with state consumer protection laws discussed below, for investigations and multi-state settlements relating to financial incentives provided by drug manufacturers to retail pharmacies about such programs.

Several states also have enacted anti-kickback laws that sometimes apply not only to state-sponsored healthcare programs but also to items or services that are paid for by private insurance and self-pay patients. State anti-kickback laws can vary considerably in their applicability and scope and sometimes have fewer statutory and regulatory exceptions than federal law. Management understands the importance of anti-kickback laws and has helped structure our operations in a manner believed to be compliant with these laws.

The Stark Laws. The federal self-referral law, commonly known as the “Stark Law”, prohibits physicians from referring Medicare or Medicaid patients for “designated health services” (which include, among other things, outpatient prescription drugs, durable medical equipment and supplies and home health services) to an entity with which the physician, or an immediate family member of the physician, has a direct or indirect financial relationship, unless the financial relationship is structured to meet an applicable exception. Several states have enacted laws similar to the Stark Law. These state laws may cover all, not just Medicare and Medicaid, patients and exceptions or safe harbors may vary from the Stark Law and vary significantly from state to state. Many federal healthcare reform proposals in the past few years have attempted to expand the Stark Law to cover all patients as well. Possible penalties for violation of the Stark Law include denial of payment, refund of amounts collected in violation of the statute, civil monetary penalties, and program exclusion. Noncompliance with the Stark Law could adversely affect our financial results and operations.

Statutes Prohibiting False Claims and Fraudulent Billing Activities. A range of federal civil and criminal laws target false claims and fraudulent billing activities. One of the most significant is the federal False Claims Act (the “False Claims Act”), which imposes civil penalties for knowingly making or causing to be made false claims to secure a reimbursement from government-sponsored programs, such as Medicare and Medicaid. Investigations or actions commenced under the False Claims Act may be brought either by the government or by private individuals on behalf of the government, through a “whistleblower” or “qui tam” action. The False Claims Act authorizes the payment of a portion of any recovery to the individual suing. Such actions are initially required to be filed under seal pending their review by the Department of Justice. If the government intervenes in the lawsuit and prevails, the whistleblower (or plaintiff filing the initial complaint) may share with the federal government in any settlement or judgment. If the government does not intervene in the lawsuit, the whistleblower plaintiff may pursue the action independently. The False Claims Act generally provides for the imposition of civil penalties and for treble damages, resulting in the possibility of substantial financial penalties for small billing errors that are replicated in many claims, as each individual claim could be deemed to be a separate violation of the False Claims Act.

Some states also have enacted statutes like the False Claims Act which may include criminal penalties, substantial fines, and treble damages. In recent years, federal and state governments have launched several initiatives aimed at uncovering practices that violate false claims or fraudulent billing laws. Under Section 1909 of the Social Security Act, if a state false claim act meets certain requirements as determined by the OIG in consultation with the U.S. Attorney General, the state is entitled to an increase of ten percentage points in the state medical assistance percentage with respect to any amounts recovered under a state action brought under such a law. Some of the larger states in terms of population that have had the OIG review such laws include California, Florida, Illinois, Indiana, Massachusetts, Michigan, Nevada, Tennessee and Texas. We operate in several of these states and submit claims for Medicaid reimbursement to the respective state Medicaid agency. This legislation has led to increased auditing activities by state healthcare regulators. As such, we have been the subject of an increased number of audits. While we believe that we are following Medicaid and Medicare billing rules and requirements, there can be no assurance that regulators would agree with the methodology employed by us in billing for our products and services and a material disagreement between us and these governmental agencies on the way we provide products or services could have a material adverse effect on our business and operations, our financial position, and our results of operations.

The False Claims Act also has been used by the federal government and private whistleblowers to bring enforcement actions under so-called “fraud and abuse” laws like the federal anti-kickback statute and the Stark Law. Such actions are not based on a contention that an entity has submitted claims that are facially invalid. Instead, such actions are based on the theory that when an entity submits a claim, it either expressly or impliedly certifies that it has provided the underlying services in compliance with applicable laws, and therefore that services provided and billed for during an anti-kickback statute or Stark Law violation result in false claims, even if such claims are billed accurately for appropriate and medically necessary services. The availability of the False Claims Act to enforce alleged fraud and abuse violations has increased the potential for such actions to be brought, and which often are costly and time-consuming to defend.

Confidentiality and Privacy. Most of our activities involve the receipt, use and disclosure of confidential medical, pharmacy or other health-related information concerning individual members, including the disclosure of the confidential information to the member’s health benefit plan.

On April 14, 2003, the final regulations issued by HHS, regarding the privacy of individually identifiable health information (the “Privacy Regulations”) pursuant to the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) took effect. The Privacy Regulations are designed to protect the medical information of a healthcare patient or health plan enrollee that could be used to identify the individual.

The requirements imposed by the Privacy Regulations, the Transactions Standards, and the Security Standards are extensive and can require substantial cost and effort to assess and implement. We have taken and will continue to take steps that we believe are reasonable to ensure that our policies and procedures are following the Privacy Regulations, the Transactions Standards, and the Security Standards. The requirements imposed by HIPAA have increased our burden and costs of regulatory compliance, altered our reporting to Plan Sponsors and reduced the amount of information we can use or disclose if members do not authorize such uses or disclosures.

Medicare Part D. The Medicare Part D program, which makes prescription drug coverage available to eligible Medicare beneficiaries, regulates various aspects of the provision of Medicare drug coverage, including enrollment, formularies, pharmacy networks, marketing, and claims processing. The Centers for Medicare & Medicaid Services (“CMS”) imposed restrictions and consent requirements for automatic prescription delivery programs, and further limited the circumstances under which Medicare Part D plans may recoup payments to pharmacies for claims that are subsequently determined not payable under Medicare Part D. CMS sanctions for non-compliance may include suspension of enrollment and even termination from the program.

The Medicare Part D program has undergone significant legislative and regulatory changes since its inception. Medicare Part D continues to attract a high degree of legislative and regulatory scrutiny, and applicable government rules and regulations continue to evolve. For example, CMS may issue regulations that limit the ability of Medicare Part D plans to establish preferred pharmacy networks.

Any Willing Provider Statutes and Narrow Networks. Any Willing Provider (“AWP”) statutes are laws that require health insurance carriers to permit providers to join those networks so long as the provider is willing to accept the terms and conditions of that carrier’s plan. Numerous states have some form of AWP law, though nearly all prohibit insurance carriers from limiting membership within their provider networks based on geography or other characteristics. The laws in each state addressing the legality of narrow networks vary widely. Some laws address plans only while other laws address non-insurers, like a PBM. Some laws address all types of health benefits while other laws only address a single type of benefit, like pharmacy. The risk to a pharmacy would be in those states that do not have an applicable AWP statute, a provider can be excluded from a narrow network.

While the offering of narrow and preferred networks is common across the country, there have been many lawsuits challenging the use of these type of arrangements due to the fact that they exclude certain providers from participating. The outcome of the challenges has varied, primarily based upon the interpretation of the state laws under which the challenges are made. This is an evolving area of law. Given the intense scrutiny of drug pricing and arrangements, and the ongoing lawsuits that are being filed in response to narrow networks, there remains risk in developing narrow networks, which will vary by state, depending on each state’s laws and legal precedent. Additionally, state laws are subject to change at any time, resulting in uncertainty for pharmacy operations in a given state.

Health Reform Legislation. Congress passed major health reform legislation, including the Patient Protection and Affordable Care Act (“ACA”), as amended by the Healthcare and Education Reconciliation Act of 2010 (the “Health Reform Laws”), which enacted a number of significant healthcare reforms. There have been executive, judicial, and Congressional challenges to certain aspects of the Health Reform Laws. For instance, the Tax Cuts and Jobs Act of 2017 included a provision that repealed the tax-based shared responsibility payment imposed by the Health Reform Laws on certain individuals who fail to maintain qualifying health coverage for all or part of a year that is commonly referred to as the “individual mandate.” On June 17, 2021, the Supreme Court dismissed a challenge on procedural grounds that argued the ACA is unconstitutional in its entirety because the “individual mandate” was repealed by Congress. Further, on August 16, 2022, President Biden signed the Inflation Reduction Act of 2022 (IRA) into law, which among other things, extends enhanced subsidies for individuals purchasing health insurance coverage in ACA marketplaces through plan year 2025. The IRA also eliminates the “donut hole” under the Medicare Part D program beginning in 2025 by significantly lowering the beneficiary maximum out-of-pocket cost and creating a new manufacturer discount program. It is possible that the ACA will be subject to judicial or Congressional challenges in the future. It is unclear how any such challenges and the healthcare reform measures of the Biden administration will impact the ACA and our business.

Costs and Effects of Compliance with Environmental Laws

Not applicable.

Employees

As of December 31, 2023, we had 142 full-time employees and 24 part-time employees.

Sources and Availability of Components and Raw Materials

Certain materials and equipment for our products are custom-made for those products and are dependent upon either a single or limited number of suppliers. A supplier failure could cause delays in product delivery if another supplier cannot be found promptly, or if the quality of such replacement supplier’s components is inferior or unacceptable. As a result of COVID-19 and related supply chain constraints, we have experienced shortages in inventory due to manufacturing and logistical issues.

We obtain pharmaceutical and other products from wholesale drug distributors. We have maintained a relationship with a primary supplier that accounted for 95% and 96% of pharmaceutical purchases for the years ended December 31, 2023 and 2022, respectively, and several supplementary suppliers. Our primary supplier for the years ended December 31, 2023 and 2022 was McKesson. The loss of a supplier could adversely affect our business if alternate sources of drug supply are unavailable. We believe that our relationships with our suppliers, overall, are good, and that there are alternative suppliers in the marketplace.

Our Risks and History of Losses

Our ability to achieve our mission and execute our strategies is subject to certain challenges, risks and uncertainties, including, among others:

●	Our ability to obtain sufficient funding to expand our business and respond to business opportunities
●	Our ability to acquire new customers or retain existing customers in a cost-effective manner
●	Our ability to successfully improve our production efficiencies and economies of scale
●	Our ability to manage our supply chain to continue to satisfy our future operation needs
●	Our ability to retain our market share in our industry

We have incurred significant net losses since our inception. For the years ended December 31, 2023, 2022, and 2021, we have incurred net losses of $12.4 million, $9.2 million, and $8.1 million, respectively. As of December 31, 2023, we had an accumulated deficit of approximately $34.9 million. We expect to incur additional losses prior to recording sufficient revenue from our operations as a result of the costs associated with expanding and seeking additional sources of revenue to our current revenue base.

Corporate Information

NextPlat Corp, formerly Orbsat Corp, is a Nevada corporation and was originally incorporated in Florida in 1997. Our headquarters and principal executive offices are located at 3250 Mary St., Suite 410, Coconut Grove, FL 33133. Our telephone number is (305) 560-5355, and our corporate website is www.nextplat.com.

Risks Associated With Our Company

Any investment in the shares is speculative and involves a high degree of risk. See “Risk Factors” beginning on page 18 of this prospectus and the other information included and incorporated by reference in this prospectus for a discussion of factors you should carefully consider before investing in our shares. If any of these risks actually occurs, our business, financial condition, results of operations, cash flows and prospects would likely be materially and adversely affected. As a result, the trading price of our Common Stock would likely decline, and you could lose all or part of your investment.

Recent Developments

January 2022 Private Placement of NextPlat Common Stock

On December 31, 2021, after markets closed, a securities purchase agreement (the “Purchase Agreement”) was circulated to, and signatures were received from, certain institutional and accredited investors (the “December Investors”) in connection with the sale in a private placement by the Company of 2,229,950 shares of NextPlat Common Stock (the “December Offering”). On January 2, 2022, the Company delivered to December Investors a fully executed Purchase Agreement, which was dated December 31, 2021. The purchase price for the NextPlat Common Stock sold in the December Offering was $3.24 per share, the closing transaction price reported by Nasdaq on December 31, 2021.

The closing of the December Offering occurred on January 5, 2022. The Company received gross proceeds from the sale of the NextPlat Common Stock in the December Offering of approximately $7.2 million. The Company intends to use the proceeds from the December Offering for general corporate purposes, including potential acquisitions and joint ventures. Approximately 73% of funds raised in the December Offering were secured from existing shareholders and from the members of the Company’s senior management and Board of Directors.

In connection with the December Offering, the Company entered into a registration rights agreement with the December Investors (the “Registration Rights Agreement”), pursuant to which, among other things, the Company prepared and filed with the SEC a registration statement to register for resale the shares of the NextPlat Common Stock sold in the Offering.

The shares of NextPlat Common Stock offered and sold in the December Offering were sold in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act and corresponding provisions of state securities or “blue sky” laws.

The terms of the transaction disclosed above, including the provisions of the Purchase Agreement and Registration Rights Agreement, were approved by the Board of Directors and because some of the securities were offered and sold to officers and directors of the Company, such terms were separately reviewed and approved by the Audit Committee of the Board of Directors.

December 2022 Private Placement of NextPlat Common Stock

On December 9, 2022, the Company entered into a securities purchase agreement with certain institutional and accredited investors for the sale by the Company in a private placement of 4,575,429 units, each unit comprising (i) one share of NextPlat Common Stock, and (ii) one warrant to purchase one share of NextPlat Common Stock. The offering price of the units was $1.75 per unit. The warrants included in the units are exercisable at a price of $1.75 per share and expire three years from the date of issuance.

The offering closed on December 14, 2022, and the Company received gross proceeds of approximately $8.0 million for the units. The Company intends to use the proceeds from the offering for working capital needs, potential acquisitions, joint ventures, and ongoing business transition activities.

In connection with the offering, the Company entered into a registration rights agreement, pursuant to which, among other things, the Company prepared and filed with the SEC a registration statement to register for resale the shares of NextPlat Common Stock sold in the offering and the shares of NextPlat Common Stock underlying the Warrants.

The securities offered and sold in the December Offering were sold in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act and corresponding provisions of state securities or “blue sky” laws.

The terms of the transaction disclosed above, including the provisions of the securities purchase agreement and registration rights agreement, were approved by the Board of Directors and because some of the securities were offered and sold to officers and directors of the Company, such terms were separately reviewed and approved by the Audit Committee of the Board of Directors.

Business Acquisition of Progressive Care

On July 1, 2023, the Company, Charles M. Fernandez, Executive Chairman and Chief Executive Officer of the Company, and Rodney Barreto, Director of the Company, exercised common stock purchase warrants and were issued common stock shares by Progressive Care. After the exercise of the common stock purchase warrants, the Company and Messrs. Fernandez and Barreto collectively owned 53% of Progressive Care’s voting common stock. At the time of exercise, all of the above common stock purchase warrants were in-the-money. Also on July 1, 2023, the Company and Messrs. Fernandez and Barreto entered into a voting agreement whereby at any annual or special shareholders meeting of Progressive Care’s stockholders, and whenever the holders of Progressive Care’s common stock act by written consent, Messrs. Fernandez and Barreto agreed to vote all of the common stock shares (including any new shares acquired after the date of the voting agreement or acquired through the conversion of securities convertible into Common Stock) that they own, directly or indirectly, in the same manner that NextPlat votes its common stock and equivalents. The voting agreement is irrevocable and perpetual in term.

The exercise of the stock options, along with the entry into the voting agreement, resulted in a change in control of Progressive Care under the voting interest model in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805, Business Combination, and was accounted for as a business acquisition. Therefore, Progressive Care became a consolidated subsidiary of the Company on July 1, 2023. The Company previously accounted for its equity interest in Progressive Care as an equity method investment.

April 2023 Private Placement

On April 5, 2023, we entered into a securities purchase agreement (the “Purchase Agreement”) with the Selling Stockholder for the sale by the Company in a private placement of 3,428,571 shares of the Company’s common stock (the “Private Placement”). The offering price of the Common Stock was $1.75 per share, the closing price of the Common Stock on April 4, 2023.

The closing of the offering occurred on April 11, 2023. The Company received gross proceeds of $6.0 million for the shares of Common Stock. The Company intends to use the proceeds from the offering for working capital, including supporting the Company’s newly launched E-Commerce Development Program which is designed to assist Florida-based businesses to access international markets in Asia.

The shares of Common Stock offered and sold in the Private Placement were sold in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act and corresponding provisions of state securities or “blue sky” laws.

May 2023 Investment in Progressive Care

On May 5, 2023, we entered into a Securities Purchase Agreement (the “SPA”) with Progressive Care pursuant to which we agreed to purchase 455,000 newly issued units of securities from Progressive Care (the “Units”) at a price per Unit of $2.20 for an aggregate purchase price of $1 million (the “Unit Purchase”). Each Unit consists of one share of common stock, par value $0.0001 per share, of Progressive Care (“Common Stock”) and one warrant to purchase a share of Common Stock (the “PIPE Warrants”). The PIPE Warrants have a three-year term, and will be immediately exercisable. Each PIPE Warrant is exercisable at $2.20 per share of Common Stock. On May 9, 2023, we closed the transactions contemplated in the SPA.

Simultaneous with the closing, Progressive Care entered into a Debt Conversion Agreement (the “DCA”) with NextPlat and the other holders (the “Holders”) of that certain Amended and Restated Secured Convertible Promissory Note, dated as of September 2, 2022, made by Progressive Care in the original face amount of $2,790,885.63 (the “Note”). Pursuant to the DCA, NextPlat and the other Holders agreed to convert the total $2,887,228.53 of outstanding principal and accrued and unpaid interest to Common Stock at a conversion price of $2.20 per share (the “Debt Conversion”). Of the total 1,312,379 shares of Common Stock issued upon conversion of the Note pursuant to the DCA, NextPlat received 570,599 shares, Charles M. Fernandez, the Executive Chairman and Chief Executive Officer of NextPlat, received 228,240 shares, and Rodney Barreto received 228,240 shares. In addition, each of the Holders also received a warrant to purchase one share of Common Stock for each share of Common Stock they received upon conversion of the Note (the “Conversion Warrants”). The Conversion Warrants have a three-year term and will be immediately exercisable. Each Conversion Warrant is exercisable at $2.20 per share of Common Stock.

At the same time, we entered into a First Amendment (the “Amendment”) to that certain Securities Purchase Agreement dated November 16, 2022 (the “Debenture Purchase Agreement”) with Progressive Care. Under the Debenture Purchase Agreement, Progressive Care agreed to issue, and we agreed to purchase, from time to time during the three-year term of the Debenture Purchase Agreement, up to an aggregate of $10 million of secured convertible debentures from the Company (the “Debentures”). Pursuant to the Amendment, we agreed to amend the Debenture Purchase Agreement and the form of Debenture attached as an exhibit thereto to have a conversion price of $2.20 per share. At present, no Debentures have been purchased by NextPlat under the Debenture Purchase Agreement.

Business Combination with Progressive Care

On April 12, 2024, we entered into a Merger Agreement and Plan of Reorganization (the “Merger Agreement”) with Progressive Care and Progressive Care LLC, a Nevada limited liability company and our direct, wholly owned subsidiary ("Merger Sub"). Pursuant to the terms of the Merger Agreement, we will enter into a business combination transaction with Progressive Care pursuant to which Progressive Care will merge with and into Merger Sub (the “Merger”) at the effective time of the Merger, with Merger Sub being the surviving entity of the Merger. Upon closing the Merger, Progressive Care shareholders will receive newly issued, registered shares of NextPlat’s Common Stock. The exchange ratio of NextPlat shares to be issued in the business combination, not subject to adjustment, was calculated based upon a 20-day, volume-weighted average price (“VWAP”) of NextPlat’s Common Stock preceding execution of the business combination agreement and a value per share of Common Stock of Progressive Care at $2.20. The exchange ratio was determined at a price per Common Share of Progressive Care above its 20-day VWAP on the date of execution and follows a comprehensive, independent, third-party valuation analysis conducted at the request of Progressive Care’s special committee of independent directors. The transaction has been unanimously approved by the Board of Directors of both NextPlat and Progressive Care. It is expected to close in the third quarter of 2024, subject to regulatory and stockholder approvals, and other customary closing conditions.

Company Information

Our principal executive offices are located at 3250 Mary Street, Suite 410, Coconut Grove, Florida 33133. Our telephone number is (305) 560-5355. The Company’s website address is www.nextplat.com. Information contained in, or accessible through, our website does not constitute part of this prospectus and inclusions of our website address in this prospectus are inactive textual references only.

The Offering

Outstanding Common Stock:	18,973,146 shares of our Common Stock are outstanding as of June 25, 2024.
Common Stock Offered:

Up to 2,161,200 shares of Common Stock for sale by the Selling Stockholders (which include our executive officers and directors) for their own account pursuant to the NextPlat Plans and Inducement Awards

Selling Stockholders:	The Selling Stockholders are set forth in the section entitled “Selling Stockholders” of this reoffer prospectus on page 21.
Use of proceeds:	We will not receive any proceeds from the sale of our Common Stock by the Selling Stockholders.
Risk Factors:	The securities offered hereby involve a high degree of risk. See “Risk Factors” beginning on page 18.
Nasdaq Capital Market trading symbol:	NXPL

RISK FACTORS

Investing in our securities involves a high degree of risk. Before investing in our securities, you should consider carefully the risks and uncertainties discussed under “Risk Factors” in our latest annual report on Form 10-K and subsequent quarterly reports on Form 10-Q and current reports on Form 8-K, which are incorporated by reference herein in their entirety. You should also carefully consider each of the following risks, together with all other information set forth in this prospectus, including the financial statements and the related notes incorporated by reference in this prospectus, before making a decision to buy our securities. If any of the following risks, or if any of the risks described in our latest annual report on Form 10-K or subsequent quarterly reports on Form 10-Q, actually occur, our business could be harmed. In that case, the trading price of our securities could decline, and you may lose all or part of your investment.

Risks Related to Our Securities

You may experience dilution of your ownership interests because of the future issuance of additional shares of our common or preferred stock or other securities that are convertible into or exercisable for our common or preferred stock.

We are authorized to issue an aggregate of 50,000,000 shares of common stock and 3,333,333 shares of “blank check” preferred stock. In the future, we may issue our authorized but previously unissued equity securities, resulting in the dilution of the ownership interests of our present stockholders. We may issue additional shares of our common stock or other securities that are convertible into or exercisable for our common stock in connection with hiring or retaining employees, future acquisitions, future sales of our securities for capital raising purposes, or for other business purposes. The future issuance of any such additional shares of our common stock may create downward pressure on the trading price of the common stock.

You will experience future dilution as a result of future equity offerings.

We may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock. Although no assurances can be given that we will consummate a financing, in the event we do, or in the event we sell shares of common stock or other securities convertible into shares of our common stock in the future, additional and substantial dilution will occur. In addition, investors purchasing shares or other securities in the future could have rights superior to investors in this offering.

We do not anticipate paying dividends on our common stock, and investors may lose the entire amount of their investment.

Cash dividends have never been declared or paid on our common stock, and we do not anticipate such a declaration or payment for the foreseeable future. We expect to use future earnings, if any, to fund business growth. Therefore, stockholders will not receive any funds absent a sale of their shares of common stock. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if our stock price appreciates. We cannot assure stockholders of a positive return on their investment when they sell their shares, nor can we assure that stockholders will not lose the entire amount of their investment.

The ability of our Board of Directors to issue additional stock may prevent or make more difficult certain transactions, including a sale or merger of the Company.

Our Board of Directors is authorized to issue up to 3,333,333 shares of preferred stock with powers, rights and preferences designated by it. Shares of voting or convertible preferred stock could be issued, or rights to purchase such shares could be issued, to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control of the Company. The ability of the Board of Directors to issue such additional shares of preferred stock, with rights and preferences it deems advisable, could discourage an attempt by a party to acquire control of the Company by tender offer or other means. Such issuances could therefore deprive stockholders of benefits that could result from such an attempt, such as the realization of a premium over the market price for their shares in a tender offer or the temporary increase in market price that such an attempt could cause. Moreover, the issuance of such additional shares of preferred stock to persons friendly to the Board of Directors could make it more difficult to remove incumbent officers and directors from office even if such change were to be favorable to stockholders generally.

Our common stock and warrants are thinly traded and there can be no assurance that a more active public market will ever develop. Failure to develop or maintain an active trading market could negatively affect the value of our common stock and make it difficult or impossible for you to sell your shares.

Our common stock and warrants are listed on Nasdaq but there can be no assurance that an active trading market will develop for our shares and warrants. Should we fail to satisfy the Nasdaq continued listing standards, the trading price of our common stock could suffer and the trading market for our common stock and warrants may be less liquid and our common stock price and warrant price may be subject to increased volatility, making it difficult or impossible to sell shares of our common stock and warrants.

Provisions of our Nasdaq listed warrants could discourage an acquisition of us by a third party.

Certain provisions of our Nasdaq listed warrants could make it more difficult or expensive for a third party to acquire us. The Nasdaq listed warrants prohibit us from engaging in certain transactions constituting “fundamental transactions” unless, among other things, the surviving entity assumes our obligations under the warrants. These and other provisions of the Nasdaq listed warrants could prevent or deter a third party from acquiring us even where the acquisition could be beneficial to you.

There can be no assurance that we will be able to comply with the continued listing standards of Nasdaq, a failure of which could result in a de-listing of our common stock.

The Nasdaq Capital Market requires that the trading price of its listed stocks remain above one dollar in order for the stock to remain listed. If a listed stock trades below one dollar for more than 30 consecutive trading days, then it is subject to delisting from Nasdaq. In addition, to maintain a listing on Nasdaq, we must satisfy minimum financial and other continued listing requirements and standards, including those regarding director independence and independent committee requirements, minimum stockholders’ equity, and certain corporate governance requirements. If we are unable to satisfy these requirements or standards, we could be subject to delisting, which would have a negative effect on the price of our common stock and would impair your ability to sell or purchase our common stock when you wish to do so. In the event of a delisting, we would expect to take actions to restore our compliance with the listing requirements, but we can provide no assurance that any such action taken by us would allow our common stock to become listed again, stabilize the market price or improve the liquidity of our common stock, prevent our common stock from dropping below the minimum bid price requirement, or prevent future non-compliance with the listing requirements.

Our stock price may be volatile.

The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

●	changes in our industry;
●	competitive pricing pressures;
●	our ability to obtain working capital financing;
●	additions or departures of key personnel;
●	conversions from preferred stock to common stock;
●	sales of our common and preferred stock;
●	our ability to execute our business plan;
●	operating results that fall below expectations;
●	loss of any strategic relationship;
●	regulatory developments; and
●	economic and other external factors.

In addition, the securities markets have from time-to-time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

Offers or availability for sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

If our stockholders sell substantial amounts of our common stock in the public market, including upon the expiration of any statutory holding period under Rule 144, or issued upon the conversion of preferred stock or exercise of warrants, it could create a circumstance commonly referred to as an “overhang” and in anticipation of which the market price of our common stock could fall. The existence of an overhang, whether or not sales have occurred or are occurring, also could make more difficult our ability to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

USE OF PROCEEDS

All shares of our common stock offered by this prospectus are being registered for the accounts of the Selling Stockholders, and we will not receive any proceeds from the sale of these shares. We have agreed to pay the expenses of registration of these shares.

SELLING STOCKHOLDERS

The 2,161,200 shares of our common stock to which this reoffer prospectus relates is comprised of 2,077,000 shares of restricted stock, and 84,200 shares of restricted stock issued upon the exercise of vested options to purchase shares of common stock. Such shares are being registered for reoffers and resales by our directors and officers named below, who acquired the shares pursuant to awards under the 2020 Plan, the 2021 Plan and the Inducement Awards. Each of these awards are listed Selling Stockholder Award Table below:

Selling Stockholder Award Table

Award No.	Plan / Award	Recipient	Title	Shares	Agreement Date
	2020 Plan
1.	Restricted Stock	Charles M Fernandez	Executive Chairman, Chief Executive Officer, Director	101,000	12/18/2021
2.	Restricted Stock	Hector Delgado	Director	1,000	8/21/2020
3.	Restricted Stock (Option Exercise)	David Phipps	President and Chief Executive Officer of Global Operations, Director	80,000	8/21/2020
4.	Restricted Stock (Option Exercise)	Hector Delgado	Director	4,200	8/21/2020
	2021 Plan
5.	Restricted Stock	Charles M Fernandez	Executive Chairman, Chief Executive Officer, Director	275,000	12/18/2021
6.	Restricted Stock	David Phipps	President and Chief Executive Officer of Global Operations, Director	275,000	12/18/2021
7.	Restricted Stock	Kendall Carpenter	Director	20,000	12/20/2021
8.	Restricted Stock	Louis Cusimano	Director	20,000	12/18/2021
9.	Restricted Stock	Hector Delgado	Director	20,000	12/16/2021
10.	Restricted Stock	John E. Miller	Director	20,000	12/18/2021
11.	Restricted Stock	Rodney Barreto	Director	20,000	1/20/2022
12.	Restricted Stock	Charles M Fernandez	Executive Chairman, Chief Executive Officer, Director	116,000	9/20/2022
13.	Restricted Stock	Charles M Fernandez	Executive Chairman, Chief Executive Officer, Director	39,000	2/28/2023
14.	Restricted Stock	Charles M Fernandez	Executive Chairman, Chief Executive Officer, Director	325,000	4/4/2023
15.	Restricted Stock	Rodney Barreto	Director	125,000	4/4/2023
16.	Restricted Stock	Robert Bedwell	Chief Compliance Officer	5,000	4/11/2023
17.	Restricted Stock	Cecile Munnik	Chief Financial Officer	5,000	4/11/2023
	Inducement Awards
18.	Restricted Stock	Charles M Fernandez	Executive Chairman, Chief Executive Officer, Director	600,000	7/22/2022
19.	Restricted Stock	Douglas Ellenoff	Vice Chairman and Chief Business Development Strategist	100,000	9/9/2021

Award No.

1.

Issued pursuant to that certain Restricted Stock Agreement dated December 18, 2021, by and between Orbsat Corp and Charles M. Fernandez. The restricted shares fully vested upon issuance withing 5 business days of the award date (December 16, 2021).

2.	Issued pursuant to that certain Stock Award Agreement dated August 21, 2020, by and among Orbsat Corp and Hector Delgado. The restricted shares fully vested upon issuance.

3.

Issued pursuant to that certain Stock Option Agreement dated as of August 21, 2020, by and among Orbsat Corp and David Phipps. The options are fully vested on Grant Date (August 21, 2020), expire 10 years from date of the grant date, and have an exercise price of $1.00 per share.

4.

Issued pursuant to that certain Stock Option Agreement dated as of August 21, 2020, by and between Orbsat Corp and Hector Delgado. The options are fully vested on Grant Date (August 21, 2020), expire 10 years from date of the grant date, and have an exercise price of $1.00 per share.

5.

Issued pursuant to that certain Restricted Stock Agreement dated December 18, 2021, by and between Orbsat Corp and Charles M. Fernandez. Half of the restricted shares vested upon issuance within 5 business days of the award date (December 16, 2021), and the remaining half of the restricted shares vested on the one-year anniversary of the award date.

6.

Issued pursuant to that certain Restricted Stock Agreement dated December 18, 2021, by and between Orbsat Corp and David Phipps. The restricted shares fully vested upon issuance within 5 business days of the award date (December 16, 2021).

7.

Issued pursuant to that certain Restricted Stock Agreement dated December 20, 2021, by and between Orbsat Corp and Kendall Carpenter. Half of the restricted shares vested upon issuance within 5 business days of the award date (December 16, 2021), and the remaining half of the restricted shares vested on the one-year anniversary of the award date.

8.

Issued pursuant to that certain Restricted Stock Agreement dated December 18, 2021, by and between Orbsat Corp and Louis Cusimano. Half of the restricted shares vested upon issuance within 5 business days of the award date (December 16, 2021), and the remaining half of the restricted shares vested on the one-year anniversary of the award date.

9.

Issued pursuant to that certain Restricted Stock Agreement dated December 18, 2021, by and between Orbsat Corp and Hector Delgado. Half of the restricted shares vested upon issuance within 5 business days of the award date (December 16, 2021), and the remaining half of the restricted shares vested on the one-year anniversary of the award date.

10.

Issued pursuant to that certain Restricted Stock Agreement dated December 18, 2021, by and between Orbsat Corp and John E. Miller. Half of the restricted shares vested upon issuance within 5 business days of the award date (December 16, 2021), and the remaining half of the restricted shares vested on the one-year anniversary of the award date.

11.

Issued pursuant to that certain Restricted Stock Agreement dated January 20, 2022, by and between Orbsat Corp and Rodney Barreto. Half of the restricted shares vested upon issuance within 5 business days of the Effective Date (January 20, 2022), and the remaining half of the restricted shares vested on the one-year anniversary of the Effective Date.

12.

Issued pursuant to that certain Restricted Stock Agreement dated September 20, 2022, by and between NextPlat Corp and Charles M. Fernandez. The restricted shares fully vested upon issuance effective as of the award date (September 20, 2022).

13.

Issued pursuant to that certain Restricted Stock Agreement dated February 28, 2023, by and between NextPlat Corp and Charles M. Fernandez. The restricted shares fully vested upon issuance effective as of the award date (February 23, 2023).

14.

Issued pursuant to that certain Restricted Stock Agreement dated April 4. 2023, by and between NextPlat Corp and Charles M. Fernandez. The restricted shares fully vested upon issuance within 5 business days of the award date (April 3, 2023).

15.

Issued pursuant to that certain Restricted Stock Agreement dated April 4, 2023, by and between NextPlat Corp and Rodney Barreto. The restricted shares fully vested upon issuance within 5 business days of the award date (April 3, 2023).

16.

Issued pursuant to that certain Restricted Stock Agreement dated April 11, 2023, by and between NextPlat Corp and Robert Bedwell. Restricted shares vested upon issuance within 5 business days of the award date (April 7, 2023).

17.

Issued pursuant to that certain Restricted Stock Agreement dated April 11, 2023, by and between NextPlat Corp and Cecile Munnik. Restricted shares vested upon issuance within 5 business days of the award date (April 7, 2023).

18.

Issued pursuant to that certain Restricted Stock Agreement dated July 22, 2022, by and between Orbsat Corp and Charles M. Fernandez. Vesting: one-third shares of restricted stock vest on each of the one-year, second year, and third year anniversaries of the grant date (May 28, 2021).

19.

Issued pursuant to that certain Restricted Stock Agreement dated September 9, 2021, by and between Orbsat Corp and Douglas Ellenoff. Vesting: 40,000 shares of restricted stock vested upon issuance (within 5 business days of the execution of the employment agreement with Mr. Ellenoff), and 20,000 shares vest on each of the one-year, second year, and third year anniversaries of the award date (August 24, 2021).

The Selling Stockholders may resell all, a portion, or none of the shares of common stock from time to time. Information regarding the Selling Stockholders, including the number of shares offered for sale, may change from time to time, and any changed information will be set forth in a prospectus supplement to the extent required. The address of each Selling Stockholder is care of NextPlat Corp 3250 Mary St., Suite 410, Coconut Grove, FL 33133.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership of shares of our common stock held by the Selling Stockholders. The second column in the table lists the number of shares of common stock beneficially owned by the Selling Stockholders as of June 25, 2024. The fourth column lists the shares of Common Stock being offered by this prospectus by the Selling Stockholders. The information in the table below and the related notes is based upon information supplied by the Selling Stockholders.

Beneficial ownership amounts are determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under such rule, beneficial ownership includes any shares over which a Selling Stockholder has sole or shared voting power or investment power and also any shares that the Selling Stockholder has the right to acquire within 60 days of such date through the exercise of any options or other rights. The table assumes that, after the date of this prospectus and prior to completion of this offering, none of the Selling Stockholders: (i) acquires additional shares of our common stock or other securities or (ii) sells or otherwise disposes of shares of our common stock or other securities held by such Selling Stockholders as of the date hereof and not offered hereby.

The Selling Stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

	Prior to Resale				Immediately After Resale
Name of Selling Stockholder and Position with NextPlat	Shares of Common Stock Owned+		Percent of Class†	Shares of Common Stock to be Offered for Resale++	Shares of Common Stock Owned+	Percent of Class†
Charles M. Fernandez, Executive Chairman, Chief Executive Officer, Director	5,925,047	(1)	28.2%	1,456,000	4,469,047	22.8%
Rodney Barreto, Director	2,686,799	(2)	13.4%	145,000	2,541,799	12.7%
David Phipps, President and Chief Executive Officer of Global Operations, Director	751,621	(3)	3.9%	355,000	396,621	2.1%
Douglas Ellenoff, Vice Chairman and Chief Business Development Strategist	725,000	(4)	3.7%	100,000	625,000	3.2%
Hector Delgado, Director	54,710	(5)	*	25,200	29,510	*
John E. Miller, Director	48,000	(6)	*	20,000	28,000	*
Kendall Carpenter, Director	40,000	(7)	*	20,000	20,000	*
Louis Charles Cusimano, Director	55,433	(8)	*	20,000	35,433	*
Cecile Munnik, Chief Financial Officer	43,333	(9)	*	5,000	38,333	*
Robert Bedwell, Chief Compliance Officer	43,333	(11)	*	5,000	38,333	*

* Indicates beneficial ownership of less than 1% of the outstanding common stock.

+ Includes shares listed on the Selling Stockholder Award Table.

++ Represents shares listed on the Selling Stockholder Award Table.

† The percentage of shares beneficially owned is based on 18,973,146 shares of our common stock outstanding at June 25, 2024.

(1) Represents (i) 3,852,667 shares of common stock, including 2,103,214 shares of common stock held by eAperion Partners, LLC, (ii) options to purchase 345,000 shares of common stock that are currently exercisable, (iii) warrants to purchase 1,685,714 shares of common stock that are currently exercisable, including 1,085,714 warrants owned by eAperion Partners, LLC, (iv) 25,000 shares of common stock owned by Mr. Fernandez's spouse, which may be deemed to be beneficially owned by Mr. Fernandez, and (v) options to purchase up to 16,666 shares of common stock owned by Mr. Fernandez's spouse, which may be deemed to be beneficially owned by Mr. Fernandez. Does not include options to purchase 8,333 shares of common stock granted to Mr. Fernandez's spouse on April 7, 2023 that vest on April 7, 2025. Mr. Fernandez is the owner and manager of eApeiron Partners, LLC.

(2) Represents (i) 1,601,085 shares of common stock and (ii) warrants to purchase 1,085,714 shares of common stock that are currently exercisable. Includes shares of common stock and warrants held indirectly through RLB Market Investments, LLC. Mr. Barreto is owner and manager of RLB Market Investments, LLC.

(3) Represents (i) 421,788 shares of common stock, (ii) options to purchase 301,333 shares of common stock that are currently exercisable, and (iii) warrants to purchase 28,500 shares of common stock that are currently exercisable.

(4) Represents (i) 105,000 shares of common stock and (ii) options to purchase 600,000 shares of common stock that are currently exercisable, and (iii) 20,000 shares of restricted stock awarded on August 24, 2021, that vest on August 24, 2024.

(5) Represents (i) 24,599 shares of common stock and (ii) options to purchase 30,111 shares of common stock that are currently exercisable.

(6) Represents (i) 28,000 shares of common stock and (ii) options to purchase 20,000 shares of common stock that are currently exercisable.

(7) Represents (i) 20,000 shares of commons stock and (ii) options to purchase 20,000 shares of common stock that are currently exercisable.

(8) Represents (i) 35,433 shares of common stock and (ii) options to purchase 20,000 shares of common stock that are currently exercisable.

(9) Represents (i) 5,000 shares of common stock and (ii) options to purchase 38,333 shares of common stock that are currently exercisable.

(10) Represents (i) 5,000 shares of common stock and (ii) options to purchase 38,333 shares of common stock that are currently exercisable.

PLAN OF DISTRIBUTION

Each Selling Stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by ArentFox Schiff LLP, Washington, DC.

EXPERTS

The financial statements as of and for the years ended December 31, 2023, and 2022, included in our Annual Report on Form 10-K for the year ended December 31, 2023, have been audited by RBSM LLP, independent registered public accounting firm, as set forth in their report, and have been incorporated herein by reference in reliance on the report of RBSM LLP, given on the authority of such firm as experts in auditing and accounting.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents should not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

This prospectus incorporates by reference the documents set forth below that have previously been filed with the SEC, other than any portions of the respective filing that were furnished, pursuant to Item 2.02 or Item 7.01 of Current Reports on Form 8-K (including exhibits related thereto) or other applicable SEC rules, rather than filed:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed with the SEC on April 11, 2024;

●	our Quarterly Report on Form 10-Q for the quarter dated March 31, 2024, filed with the SEC on May 15, 2024;

●	our Current Reports on Form 8-K filed with the SEC on March 29, 2024 (excluding Item 7.01 and Exhibit 99.1) and April 17, 2024 (excluding Item 7.01 and Exhibit 99.1);

●

the description of our common stock, par value $0.0001 per share contained in our prospectus forming a part of the Registration Statement on Form S-1 (File No. 333-253027), originally filed with the U.S. Securities and Exchange Commission on February 12, 2021, as thereafter amended and supplemented from time to time; and

●

all documents that we file with the SEC on or after the effective time of this prospectus pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the sale of all the securities registered hereunder or the termination of the registration statement.

Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC.

We will provide to each person, including any beneficial owner, who receives a copy of this prospectus, upon written or oral request, without charge, a copy of any or all of the documents we refer to above which we have incorporated by reference in this prospectus. You should direct your requests to the attention of our Chief Financial Officer at our principal executive office located at 3250 Mary Street, Suite 410, Coconut Grove, FL., 33133. Our telephone number is (305) 560-5355.

You should rely only on the information contained or incorporated by reference in this prospectus, in any applicable prospectus supplement or any related free writing prospectus that we may authorize to be delivered to you. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The Selling Stockholders will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, the applicable supplement to this prospectus or in any related free writing prospectus is accurate as of its respective date, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

WHERE YOU CAN FIND MORE INFORMATION

For the purposes of this section, the term registration statement means the original registration statement and any and all amendments including the schedules and exhibits to the original registration statement or any amendment. This prospectus does not contain all of the information included in the registration statement we filed. For further information regarding us and the shares offered in this prospectus, you may desire to review the full registration statement, including the exhibits. The registration statement, including its exhibits and schedules, may be inspected and copied at the public reference facilities maintained by the Commission at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling 1-202-551-8090. Copies of such materials are also available by mail from the Public Reference Branch of the Commission at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. In addition, the Commission maintains a website (www.sec.gov) from which interested persons can electronically access the registration statement, including the exhibits and schedules to the registration statement.

We are subject to the reporting requirements of the Exchange Act. In accordance with the Exchange Act, we file reports with the Commission, including annual reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Neither our Amended and Restated Articles of Incorporation (as amended) nor our Amended and Restated Bylaws (as amended) prevent us from indemnifying our officers, directors and agents to the extent permitted under the Nevada Revised Statutes. NRS Section 78.7502, provides that a corporation may indemnify any director, officer, employee or agent of a corporation against expenses, including fees, actually and reasonably incurred by him in connection with any defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to Section 78.7502(1) or 78.7502(2), or in defense of any claim, issue or matter therein.

NRS 78.7502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

NRS Section 78.7502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS Section 78.747 provides that except as otherwise provided by specific statute, no director or officer of a corporation is individually liable for a debt or liability of the corporation, unless the director or officer acts as the alter ego of the corporation. The court as a matter of law must determine the question of whether a director or officer acts as the alter ego of a corporation.

Our Amended and Restated Articles of Incorporation (as amended) provides that we will indemnify our directors, officers, employees and agents to the extent and in the manner permitted by the provisions of the NRS, as amended from time to time, subject to any permissible expansion or limitation of such indemnification, as may be set forth in any stockholders’ or directors’ resolution or by contract. Any repeal or modification of these provisions approved by our stockholders will be prospective only and will not adversely affect any limitation on the liability of any of our directors or officers existing as of the time of such repeal or modification. We are also permitted to apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions, whether or not the NRS would permit indemnification.

Our Amended and Restated Bylaws (as amended) provide that a director or officer of the Company shall have no personal liability to the Company or its stockholders for damages for breach of fiduciary duty as a director or officer, except for damages for breach of fiduciary duty resulting from (a) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law, or (b) the payment of dividends in violation of section 78.3900 of the NRS as it may from time to time be amended or any successor provision thereto.

You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

Additional risks and uncertainties not presently known or that are currently deemed immaterial may also impair our business operations. The risks and uncertainties described in this document and other risks and uncertainties which we may face in the future will have a greater impact on those who purchase our common stock. These purchasers will purchase our common stock at the market price or at a privately negotiated price and will run the risk of losing their entire investment.

NEXTPLAT CORP

2,161,200 Shares of Common Stock

REOFFER PROSPECTUS

July 2, 2024

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Company hereby incorporates by reference in this registration statement the following documents and information previously filed with the Securities and Exchange Commission:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed with the SEC on April 11, 2024;

●	our Quarterly Report on Form 10-Q for the quarter dated March 31, 2024, filed with the SEC on May 15, 2024;

●	our Current Reports on Form 8-K filed with the SEC on March 29, 2024 (excluding Item 7.01 and Exhibit 99.1) and April 17, 2024 (excluding Item 7.01 and Exhibit 99.1);

●

the description of our common stock, par value $0.0001 per share contained in our prospectus forming a part of the Registration Statement on Form S-1 (File No. 333-253027), originally filed with the U.S. Securities and Exchange Commission on February 12, 2021, as thereafter amended and supplemented from time to time; and

●

all documents that we file with the SEC on or after the effective time of this prospectus pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the sale of all the securities registered hereunder or the termination of the registration statement.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items, subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Neither our Amended and Restated Articles of Incorporation (as amended) nor our Amended and Restated Bylaws (as amended) prevent us from indemnifying our officers, directors and agents to the extent permitted under the Nevada Revised Statutes. NRS Section 78.7502, provides that a corporation may indemnify any director, officer, employee or agent of a corporation against expenses, including fees, actually and reasonably incurred by him in connection with any defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to Section 78.7502(1) or 78.7502(2), or in defense of any claim, issue or matter therein.

NRS 78.7502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

NRS Section 78.7502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS Section 78.747 provides that except as otherwise provided by specific statute, no director or officer of a corporation is individually liable for a debt or liability of the corporation, unless the director or officer acts as the alter ego of the corporation. The court as a matter of law must determine the question of whether a director or officer acts as the alter ego of a corporation.

Our Amended and Restated Articles of Incorporation (as amended) provides that we will indemnify our directors, officers, employees and agents to the extent and in the manner permitted by the provisions of the NRS, as amended from time to time, subject to any permissible expansion or limitation of such indemnification, as may be set forth in any stockholders’ or directors’ resolution or by contract. Any repeal or modification of these provisions approved by our stockholders will be prospective only and will not adversely affect any limitation on the liability of any of our directors or officers existing as of the time of such repeal or modification. We are also permitted to apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions, whether or not the NRS would permit indemnification.

Our Amended and Restated Bylaws (as amended) provide that a director or officer of the Company shall have no personal liability to the Company or its stockholders for damages for breach of fiduciary duty as a director or officer, except for damages for breach of fiduciary duty resulting from (a) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law, or (b) the payment of dividends in violation of section 78.3900 of the NRS as it may from time to time be amended or any successor provision thereto.

Item 7. Exemption from Registration Claimed.

The initial issuance of the shares being offered by the resale prospectus was exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act as transactions by an issuer not involving a public offering. All such shares were issued to the Selling Stockholders pursuant to shareholder approved stock or option plans or pursuant to the Nasdaq “inducement grant” exception (Nasdaq Listing Rule 5635(c)(4)).

Item 8. Exhibits.

Exhibit Number	Description
3.1	Amended and Restated Articles of Incorporation (Incorporated by reference to Exhibit 3.2 to the Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2014).
3.2

Certificate of Amendment to Amended and Restated Articles of Incorporation (Incorporated by reference to Exhibit 3.3 to the Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2014).

3.3

Certificate of Amendment to Amended and Restated Articles of Incorporation (Incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on March 8, 2016).

3.4

Certificate of Change to the Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.7 to the Company’s Current Report on Form 8-K filed with the Commission on May 28, 2021).

3.4

Certificate of Amendment to Amended and Restated Articles of Incorporation (Incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 20, 2022).

3.5	Amended and Restated Bylaws (Incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 20, 2022).
4.1

Restricted Stock Award Agreement dated December 18, 2021, by and between Orbsat Corp and Charles M. Fernandez (101,000 shares) (incorporated by reference to Exhibit 10.64 to the Company’s Current Report on Form 10-K filed with the SEC on March 31, 2022).

4.2*	Stock Award Agreement dated August 21, 2020, by and among Orbsat Corp and Hector Delgado (1,000 shares).
4.3*	Stock Option Agreement dated as of August 21, 2020, by and among Orbsat Corp and David Phipps (80,000 shares).
4.4*	Stock Option Agreement dated as of August 21, 2020, by and between Orbsat Corp and Hector Delgado (4,200 shares).
4.5

Restricted Stock Agreement dated December 18, 2021, by and between Orbsat Corp and Charles M. Fernandez (275,000 shares) (incorporated by reference to Exhibit 10.63 to the Company’s Annual Report on Form 10-K filed with the SEC on March 31, 2022).

4.6

Restricted Stock Agreement dated December 18, 2021, by and between Orbsat Corp and David Phipps (275,000) (incorporated by reference to Exhibit 10.65 to the Company’s Current Report on Form 10-K filed with the SEC on March 31, 2022).

4.7

Form of Restricted Stock Award Agreement dated December 2021 by and between the Company and each of Kendall Carpenter (20,000 shares), Louis Cusimano (20,000 shares), Hector Delgado (20,000 shares), and John E. Miller (20,000 shares) (incorporated by reference to Exhibit 10.67 on Form 10-K, filed with the SEC on March 31, 2022).

4.8

Restricted Stock Agreement dated January 20, 2022, by and between Orbsat Corp and Rodney Barreto (20,000 shares) (incorporated by reference to Exhibit 10.69 on Form 10-K, filed with the SEC on March 31, 2022).

4.9*	Restricted Stock Agreement dated September 20, 2022, by and between NextPlat Corp and Charles M. Fernandez (116,000 shares).
4.10*	Restricted Stock Agreement dated February 28, 2023, by and between NextPlat Corp and Charles M. Fernandez (39,000 shares).
4.11*	Restricted Stock Agreement dated April 4, 2023, by and between NextPlat Corp and Charles M. Fernandez (325,000 shares).
4.12*	Restricted Stock Agreement dated April 4, 2023, by and between NextPlat Corp and Rodney Barreto (125,000 shares).
4.13*	Restricted Stock Agreement dated April 11, 2023, by and between NextPlat Corp and Robert Bedwell (5,000 shares).
4.14*	Restricted Stock Agreement dated April 11, 2023, by and between NextPlat Corp and Cecile Munnik (5,000 shares).
4.15

Restricted Stock Agreement dated September 9, 2021, by and between Orbsat Corp and Douglas Ellenoff (100,000 shares) (incorporated by reference to Exhibit 10.11 to the Company’s Quarterly Report filed with the SEC on November 15, 2021).

4.16

Form Fernandez Restricted Stock Agreement (600,000 shares) (incorporated by reference to Exhibit 10.19 to Amendment No.4 to the Company’s registration statement on Form S-1 filed with the SEC on May 25, 2021, File No. 333-253027).

4.17

Stock Option Agreement, dated September 9, 2021, by and between Orbsat Corp and Douglas Ellenoff (1,500,000 shares) (incorporated by reference to Exhibit 10.10 to the Company’s Quarterly Report filed with the SEC on November 15, 2021)

4.18

Stock Option Agreement, dated December 5, 2022, and effective as of November 7, 2022, by and between the Company and Robert Bedwell (50,000 shares) (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 5, 2022)

4.19

Stock Option Agreement, dated December 5, 2022, and effective as of November 14, 2022, by and between the Company and Cecile Munnik (50,000 shares) (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 5, 2022)

4.20	NextPlat Corp Amended and Restated 2020 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 of the Form 8-K filed December 22, 2021)
4.21	NextPlat Corp 2021 Incentive Award Plan (incorporated by reference to Exhibit 10.2 of the Form 8-K filed December 22, 2021)
5.1*	Opinion of ArentFox Schiff LLP
23.1*	Consent of RBSM LLP
23.3*	Consent of ArentFox Schiff LLP (included in exhibit 5.1)
24.1*	Power of Attorney (included on signature page)
107*	Filing Fee Table

* Filed herewith.

Item 9. Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in Coconut Grove, State of Florida, on July 2, 2024.

NEXTPLAT CORP

By:	/S/ Charles M. Fernandez
Name:	Charles M. Fernandez
Title:	Chief Executive Officer and Executive Chairman of the Board

KNOW ALL MEN AND WOMEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Charles M. Fernandez and David Phipps his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any subsequent registration statements pursuant to Rule 462 of the Securities Act of 1933 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Charles M. Fernandez	Chief Executive Officer and Executive	July 2, 2024
Charles M. Fernandez	Chairman of the Board, Director (Principal Executive Officer)

/s/ Douglas S. Ellenoff	Vice Chairman, Director and Chief Business	July 2, 2024
Douglas S. Ellenoff	Development Strategist

/s/ Cecile Munnik	Chief Financial Officer	July 2, 2024
Cecile Munnik	(Principal Financial and Accounting Officer)

/s/ David Phipps	Director and President of NextPlat, Chief	July 2, 2024
David Phipps	Executive Officer of Global Operations

/s/ Hector Delgado	Director	July 2, 2024
Hector Delgado

/s/ John Miller	Director	July 2, 2024
John Miller

/s/ Kendall Carpenter	Director	July 2, 2024
Kendall Carpenter

/s/ Louis Cusimano	Director	July 2, 2024
Louis Cusimano

/s/ Rodney Barreto	Director	July 2, 2024
Rodney Barreto

/s/ Maria Cristina Fernandez	Director	July 2, 2024
Maria Cristina Fernandez